Exhibit 8.1

October 2, 2020	Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Montage Resources Corporation

122 W. John Carpenter Freeway, Suite 300

Irving, Texas 75039

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger, dated as of August 12, 2020 (the “Merger Agreement”), by and between Montage Resources Corporation, a Delaware corporation (“Montage”), and Southwestern Energy Company, a Delaware corporation (“Southwestern”), pursuant to which Montage will merge with and into Southwestern, with Southwestern continuing as the surviving corporation (the “Merger”), we have acted as counsel to Montage in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-248827) (the “Registration Statement”), which includes the proxy statement/prospectus, originally filed with the Securities and Exchange Commission (the “SEC”) on September 16, 2020, and as amended on October 2, 2020. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation letters dated October 2, 2020, from Montage and Southwestern delivered to us for purposes of our opinion and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). For purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such Documents are duly authorized, valid, and enforceable. In making our examination of Documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such Documents and the validity and binding effect thereof on such parties.

In rendering our opinion, we have assumed with your consent that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be true and accurate at all relevant times (including as of the Effective Time), (iv) the respective

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Montage Resources Corporation

October 2, 2020

parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, (v) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect, (vi) Southwestern will not exercise its rights under Section 1.7 of the Merger Agreement to change the method and structure of effecting the Merger, and (vii) all of Montage’s currently outstanding financial positions that it has treated as debt for U.S. federal income tax purposes are properly classified as debt rather than as equity for such purposes,. For purposes of rendering our opinion, we have assumed that such information, facts, statements, representations, warranties, covenants are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by Montage and Southwestern in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by Montage and Southwestern in the Documents, or assumptions on which our opinion is based could affect our conclusion.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, for United States federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Merger to the U.S. holders of Montage Common Stock.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

Our opinion is being rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to us therein. However, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP